Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of CVS Health Corporation pertaining to the 2026 Incentive Compensation Plan of our reports dated February 10, 2026, with respect to the consolidated financial statements of CVS Health Corporation and the effectiveness of internal control over financial reporting of CVS Health Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 22, 2026